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            ARROW AUTOMOTIVE INDUSTRIES, INC.
       FIRST AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT



          THIS FIRST AMENDMENT, dated as of March 24, 1995, by and between Arrow Automotive Industries, Inc. (the "Borrower") and The First National Bank of Boston (the "Bank") as parties to a certain Revolving Credit and Term Loan Agreement, dated as of December 29, 1993 (the "Credit Agreement"). Capitalized terms not otherwise defined herein shall have the same meanings ascribed thereto in the Credit Agreement.

           WHEREAS, the Borrower has requested the Bank to make certain amendments to the Credit Agreement; and

   WHEREAS, the Bank is willing to make such amendments to the Credit Agreement subject to the terms and conditions set forth herein.

           NOW THEREFORE, the Borrower and the Bank hereby covenant and agree as follows:

        1. Amendment  to  Credit  Agreement.   The  Credit
           Agreement is hereby amended by:

           (a) deleting the definition of "Total Debt Service" contained in paragraph 1.1 of the Credit Agreement and restating it in its entirety as follows:

          Total Debt Service. For any period, the sum of Total Interest Expense plus twenty-five percent
          (25%) of Current Financial Obligations.

           (b) deleting paragraph 11.2 and restating it in its entirety as follows:

          Paragraph 11.2 Debt Service. The Borrower will not permit, as at the end of each fiscal quarter, the ratio of (a) the sum of (i) Net Income, plus (ii) Total Interest Expense, plus (iii) depreciation, plus (iv) amortization to (b)
          Total Debt Service to be less that 1.20:1.00 commencing with the fiscal quarter ended June
          24, 1995.

        2.Conditions to Effectiveness. This First Amendment shall be effective as of March 24, 1995, upon satisfaction of the following conditions:

           (a) This First Amendment shall have been duly and properly executed and delivered to the Bank by the Borrower; and

           (b) All corporate action necessary for the valid execution, delivery and performance by the Borrower of this First Amendment and the Credit Agreement as amended hereby shall have been duly and effectively taken, and evidence thereof satisfactory to the Bank shall have been provided to the Bank.

      3.Representations and Warranties. The Borrower, hereby represents and warrants to the Bank as follows:

           (a)  Representations and Warranties in Credit Agreement.
          The representations and warranties of the Borrower contained in the Credit Agreement (i) were true and correct in all material respects when made, and (ii) except to the extent such representations and warranties by their terms are made solely as of a prior date, continue to be true and correct in all material respects on the date hereof.

           (b)  Ratification, Etc.  Except as expressly provided by
          this  First  Amendment,  the Credit Agreement  and  all  documents, instruments  and  agreements related thereto,  including,  but  not limited to the Security Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this First Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

           (c) Authority, Etc. The execution and delivery by the Borrower of this First Amendment and the performance by the Borrower of all of its agreements and obligations under the Credit Agreement as amended hereby are within the corporate authority of the Borrower and have been duly authorized by all necessary corporate action on the part of the Borrower.

          (d) Enforceability of Obligations. This First Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

           (e) No Default. No Default or Event of Default has occurred and is continuing, and no Default or Event of Default will exist after execution and delivery of this First Amendment.

        4.No Other Amendments or Waivers. Except as expressly provided in this First Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect.

        5.Expenses.  Pursuant to paragraph 16 of the Credit Agreement, all costs and expenses incurred or sustained by the Bank in connection with this First Amendment, including the fees and disbursements of legal counsel for the Bank in producing, reproducing and negotiating the First Amendment, will be for the
         account of the Borrower  whether  or  not  the   transactions
         contemplated by this First Amendment are consummated.

        6.Execution in Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one instrument.

        7.Miscellaneous. THIS FIRST AMENDMENT SHALL BE DEEMED TO
        BE A CONTRACT UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). The captions in this First Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment under seal as of the date first set forth above.

                              ARROW AUTOMOTIVE INDUSTRIES, INC.


                              By:       /s/ James F. Fagan
                                 Name:James F. Fagan
                                 Title:Executive Vice President, Treasurer
                                       and Chief Financial Officer
                              THE FIRST NATIONAL BANK OF BOSTON


                              By:      /s/ Matthew A. Ross
                                Matthew A. Ross, Vice President